SEC FILE NUMBER
                                                              000-1014343
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                                                              CUSIP NUMBER
                                                              68618K106

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check One): |_| Form 10-K |_| Form 20-F  |_| Form 11-K |X| Form 10-Q
             |_| Form 10-D |_| Form N-SAR |_| Form N-CSR

             For Period Ended: September 30, 2008
             |_|  Transition Report on Form 10-K
             |_|  Transition Report on Form 20-F
             |_|  Transition Report on Form 11-K
             |_|  Transition Report on Form 10-Q
             |_|  Transition Report on Form N-SAR

             For the Transition Period:_________________________________________


  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

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                        PART I -- REGISTRANT INFORMATION

                         Organic To Go Food Corporation
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                             Full Name of Registrant

                             SP Holding Corporation
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                            Former Name if Applicable

                             3317 Third Avenue South
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            Address of Principal Executive Office (Street and Number)

                            Seattle, Washington 98134
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                            City, State and Zip Code


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                       PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar
|X| day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                              PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company's 10-Q could not be filed within the prescribed time period because of delays in the preparation of the financial statements.

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                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Michael Gats                         206               838-4670
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            (Name)                        (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s). |X| Yes |_| No

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(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof ? |_| Yes |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                         Organic To Go Food Corporation
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: November  14 , 2008         By:  /s/ Michael Gats, Chief Financial Officer
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